Exhibit 23.1

KPMG LLP	Telephone	(514) 840-2100
600 de Maisonneuve Blvd. West	Fax	(514) 840-2187
Suite 1500	Internet	www.kpmg.ca
Tour KPMG
Montréal, Québec H3A 0A3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nymox Pharmaceutical Corporation:

We consent to the use of our reports dated March 26, 2015, with respect to the consolidated statements of financial position of Nymox Pharmaceutical Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 26, 2015 contains an explanatory paragraph that states that the failure of two Phase 3 studies of NX-1207 materially affects Nymox Pharmaceutical Corporation’s current ability to fund its operations, meet its cash flow requirements, realize its assets and discharge its obligations, and casts substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated March 26, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Nymox Pharmaceutical Corporation did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Nymox Pharmaceutical Corporation did not employ a sufficient complement of finance and accounting personnel to ensure that there was a proper segregation of incompatible duties relating to certain processes, primarily impacting the expenditures/disbursements processes and information technology controls, and sufficient compensating controls did not exist in these areas.

(signed) KPMG LLP*

Montréal, Canada
July 13, 2015

*CPA auditor, CA, public accountancy permit No. A110592

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.